Exhibit 3.14

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
ADJHR, LLC

This Certificate of Amendment to the Certificate of Formation of ADJHR, LLC (the “Company”) is executed and filed pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act. The undersigned does hereby certify as follows:

1.                                      The name of the limited liability company is ADJHR, LLC.

2.                                      The Board of Directors of the Company has authorized the name of the Company to be changed as herein set forth and the execution and delivery of this Certificate of Amendment.

3.                                      The Certificate of Formation of the Company is hereby amended to reflect a change in the name of the Company by deleting Article I of the Certificate of Formation in its entirety and adding the following:

The name of the limited liability company is CDM Resource Management LLC.

4.                                      This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Formation as of the 15th day of January, 2008.

By:	/s/ William E. Joor III
Name:	William E. Joor III
Title:	Vice President and Secretary